Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 No. 333-191788 and 333-201100) pertaining to the Amended and Reinstated 2008 Share Incentive Plan of LightInTheBox Holding Co., Ltd.,
(2)	Registration Statement (Form S-8 No. 333-232411) pertaining to the 2019 Share Incentive Plan of LightInTheBox Holding Co., Ltd., and
(3)	Registration Statement (Form F-3 No. 333-212007) pertaining to the proposed sale from time to time by the shareholders of LightInTheBox Holding Co., Ltd.;

of our reports dated May 2, 2022, with respect to the consolidated financial statements of LightInTheBox Holding Co., Ltd., and the effectiveness of internal control over financial reporting of LightInTheBox Holding Co., Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

May 2, 2022